Exhibit 99

                                  Press Release


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                   [First Midwest Financial, Inc. Letterhead]



                                                FOR IMMEDIATE RELEASE
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                                                Contact: Investor Relations
                                                Telephone: 712.732.4117


FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND AND ANNOUCES STOCK PURCHASE
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BY ESOP
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        (Storm Lake,  Iowa - February 26, 2001) First  Midwest  Financial,  Inc.
announced that the Company will pay a cash dividend of $0.13 per share for the second fiscal quarter of 2001. This dividend will be payable on or about April 2, 2001 to shareholders of record as of March 15, 2001. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.


        First Midwest also announced that the Board of Directors has authorized the Trustee of the Company's Employee Stock Ownership Plan (ESOP) to purchase up to 40,000 shares of the Company's outstanding common stock. These shares will be used in future contributions to participants in the ESOP.


        At December 31, 2000, First Midwest Financial, Inc. had assets of $505 million and shareholders' equity of $41.4 million. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."





Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.